UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2011
DISH NETWORK CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	0-26176	88-0336997
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)
(303) 723-1000
(Registrant’s telephone number, including area code)
DISH DBS CORPORATION
(Exact name of registrant as specified in its charter)

COLORADO	333-31929	84-1328967
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)
(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2011, Gamma Acquisition L.L.C. (“Gamma”), a wholly-owned subsidiary of DISH Network Corporation (“DISH” and collectively with Gamma, the “Purchasers”), entered into an asset purchase agreement, dated as of June 14, 2011 (the “Purchase Agreement”), with TerreStar Networks, Inc. (“TerreStar”) and certain of its subsidiaries.  DISH is a party to the Purchase Agreement solely with respect to certain guaranty obligations.  Under the Purchase Agreement (which remains subject to the solicitation of higher and better offers by TerreStar and bankruptcy court approval) Gamma would acquire substantially all of the assets of TerreStar and its subsidiaries for a purchase price of $1.375 billion and would agree to assume certain liabilities associated with the ongoing operations of the business being acquired.

The Purchase Agreement is subject to approval by the United States Bankruptcy Court for the Southern District of New York, in which the bankruptcy cases of TerreStar and certain and of its subsidiaries (collectively, the “Debtors”) are being administered under Chapter 11 of the U.S. Bankruptcy Code.  Gamma entered into the Purchase Agreement as a “stalking horse” bidder and the purchase by Gamma is subject to the Debtors’ solicitation of higher and better offers pursuant to bidding procedures and an auction process that will be conducted under bankruptcy court supervision.  Under the Purchase Agreement, the Purchasers made a $68.75 million deposit into escrow on June 15, 2011.

Gamma has agreed that, while funding of the purchase price (subject to a holdback of $30 million) remains subject to certain conditions, including expiration of the waiting period under the U.S. Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), funding is not conditioned upon receipt of approvals from the Federal Communications Commission (“FCC”) or the Canadian federal Department of Industry (“Industry Canada”).  Gamma has agreed to fund this amount in advance of completion of the transaction in order to ensure that the Debtors may continue operating the businesses in the ordinary course and deliver the acquired assets and the business at the closing, as well as to enable TerreStar to satisfy its obligations to certain secured creditors in order to eliminate further interest accruals on these instruments which is expected to enhance the residual value of the Debtors’ estates.  Gamma will also deposit $50 million of the purchase price into an escrow account to provide funding for working capital and administrative expenses incurred, accrued, payable or paid by the Debtors during the period from the funding date through December 31, 2011.  Additionally, Gamma is responsible for any working capital and administrative expenses of the Debtor beyond December 31, 2011.  Consummation of the acquisition contemplated in the Purchase Agreement is subject to, among other things, FCC and Industry Canada approval.  If FCC or Industry Canada approval is not received within a specified period of time, or in certain other contingencies, the Debtors will conduct an alternative sale process and the proceeds of that alternative sale will be for Gamma’s benefit.

The parties have made customary representations, warranties, and covenants to one another in the Purchase Agreement, including, among others, a covenant by the Debtors to conduct their businesses in the ordinary course during the time between the execution of the Purchase Agreement and the closing of the transaction.

The Debtors or Gamma may terminate the Purchase Agreement if the bankruptcy court approves an alternative transaction (as defined in the Purchase Agreement) upon which Gamma will be entitled to a break-up fee of $27.5 million and reimbursement of up to $3.0 million of transaction-related expenses.  The Purchase Agreement may also be terminated by either party upon the occurrence of certain specified events.  In the event of a termination, the Debtors may be required to pay a break-up fee and/or expense reimbursement or may be entitled to retain the deposit.

         The foregoing description of the Purchase Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, a copy of which is filed as an exhibit to this Form 8-K.  The Agreement contains representations and warranties of the parties made to (and solely for the benefit of) one another and are not made to or for the benefit of anyone else.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 99.1
Purchase Agreement, dated as of June 14, 2011, by and among TerreStar Networks Inc., TerreStar License Inc., TerreStar National Services Inc., TerreStar Networks Holdings (Canada) Inc., TerreStar Networks (Canada) Inc., 0887729 B.C. Ltd., and Gamma Acquisition L.L.C. and DISH Network Corporation (solely with respect to Section 6.19 thereof).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION DISH DBS CORPORATION
Date: June 16, 2011	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary